Exhibit 21.1

Subsidiaries of the Registrant

Advanced Analogic Technologies Ltd., incorporated in Hong Kong on June 23, 1999.

Advanced Analogic Technologies Corporation, incorporated in the British Virgin Islands on September 21, 1999.

Advanced Analogic Technologies Holdings, Inc., incorporated in the British Virgin Islands on July 24, 2001.

Advanced Analogic Technologies Japan, Incorporated, incorporated in Japan on August 5, 2003.

Advanced Analogic Technologies (EMEA) AB, incorporated in Sweden on February 28, 2005.

Advanced Analogic Technologies Macau Commercial Offshore Limited, incorporated in Macau on March 14, 2005.